Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE

PEOPLES COMMUNITY BANCORP, INC. AND
MERCANTILE FINANCIAL CORPORATION SIGN MERGER AGREEMENT

Cincinnati, Ohio – November 1, 2005 – Peoples Community Bancorp, Inc. (NASDAQ - PCBI), parent of Peoples Community Bank announced today the signing of a definitive agreement and plan of merger whereby Peoples Community Bancorp, Inc. will acquire Mercantile Financial Corporation, parent of Mercantile Savings Bank, and Mercantile Savings Bank will merge with Peoples Community Bank.  Mercantile Financial Corporation plans to sell certain fixed assets in a separate transaction prior to consummating the merger.  Mercantile Savings Bank operates one office in Cincinnati and offers a wide range of bank products and services.

Under the terms of the agreement Peoples Community will pay a combination of stock and cash as set forth in the agreement and plan of merger for each of the outstanding common shares of Mercantile, resulting in aggregate merger consideration of approximately $8.3 million.

The merger is expected to be consummated in the second quarter of 2006, pending receipt of regulatory approvals and other customary conditions of closing.

At September 30, 2005, Mercantile had total assets of $54.4 million, deposits of $44.7 million and shareholders’ equity of $7.0 million.

At September 30, 2005, Peoples Community had total assets of $1.005 billion, deposits of $612 million and shareholders’ equity of $86.7 million.

Jerry Williams, President and Chief Executive Officer of Peoples Community stated, “We are very pleased to announce this merger with Mercantile.  This acquisition is consistent with our previously stated growth plans and provides Peoples Community with an opportunity to further expand in the Cincinnati area.  We look forward to welcoming Mercantile customers and employees.”

Ted Burdsall, President and Chief Executive Officer of Mercantile stated, “We believe that this transaction will benefit our customers, employees, and community.  Our customers can expect us to offer additional banking products and services with access to Peoples Community’s extensive branch and ATM network and our employees will have the opportunity to grow and prosper as part of a larger company.”

Peoples Community Bancorp, Inc., with headquarters in West Chester, Ohio, is the holding company for Peoples Community Bank.  Peoples Community Bank is a 114 year old, federally chartered savings bank with 16 full service offices located in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn County in southeastern Indiana.  Peoples

Community Bank is an independent community bank, offering a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation in the U.S.  The forward-looking statements in this press release speak only as of the date of the filing, and neither Peoples Community nor Mercantile assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

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Contact:

Thomas J. Noe

Executive Vice President

Peoples Community Bancorp, Inc.

6100 West Chester Road

West Chester, Ohio 45069

(513) 870-3530

(513) 607-2322 Cell